Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 4 to Form F-1 of iClick Interactive Asia Group Limited of our report dated May 18, 2017, except with respect to our opinion on the consolidated financial statements insofar as it relates to a deemed dividend described in Note 22, as to which the date is July 13, 2017 and our report dated May 18, 2017 relating to the financial statements of OptAim Limited, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong

December 18, 2017